Exhibit 4.2


                        WARRANT AGREEMENT

                 RELATING TO THE ISSUANCE OF THE

                 COMMON STOCK PURCHASE WARRANTS



               THE MACNEAL-SCHWENDLER CORPORATION

                    Dated as of June 18, 1999

SECTION 1.    APPOINTMENT OF WARRANT AGENT                    1

SECTION 2.    FORM OF WARRANTS                                1
   2.1        Form of Warrant Certificates                    1
   2.2        Countersignature of Warrant Certificates        2
   2.3        Registration                                    2

SECTION 3.    TRANSFER OR EXCHANGE OF WARRANTS                2
   3.1        Transfer                                        2
   3.2        Exchange of Warrant Certificates                2

SECTION 4.    [SECTION 4 INTENTIONALLY LEFT BLANK]            3

SECTION 5.    MUTILATED OR MISSING WARRANTS                   3

SECTION 6.    TERM OF WARRANTS; EXERCISE OF WARRANTS          3
   6.1        Term of Warrants                                3
   6.2        Exercise of Warrants                            3
   6.3        Payment of Exercise Price                       4

SECTION 7.    DISPOSITION OF PROCEEDS ON EXERCISE OF
              WARRANTS                                        4

SECTION 8.    PAYMENT OF TAXES                                4

SECTION 9.    RESERVATION OF WARRANT SHARES; PURCHASE AND
              CANCELLATION OF WARRANTS                        5
   9.1        Reservation of Warrant Shares                   5
   9.2        Governmental Approvals and Listings             5
   9.3        Purchase of Warrants by the Company             5
   9.4        Cancellation of Warrants                        5

SECTION 10.   EXERCISE PRICE                                  6

SECTION 11.   ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF
              WARRANT SHARES                                  6
   11.1       Adjustments                                     6
   (a)        Stock Dividends, Splits, etc.                   6
   (b)        Distributions of Assets                         6
   (c)        Computation of Market Price                     7
   (d)        Minimum Adjustment                              7
   (e)        Warrant Share Adjustment                        7
   (f)        Notice of Adjustment                            8
   (g)        Definition of Common Stock                      8
   (h)        Company May Reduce Exercise Price or Increase
              Number of Warrant Shares Purchasable            8
   (i)        Subsequently Issued Warrants                    9
   (j)        Number of Warrant Shares on Warrant
              Certificates                                    9
   11.2       No Adjustment for Dividends                     9
   11.3       Preservation of Purchase Rights and
              Adjustment of Exercise Price upon Merger,
              Consolidation, etc.                            9

SECTION 12.   NO RIGHTS AS STOCKHOLDERS                     10

SECTION 13.   FRACTIONAL SHARES OF COMMON STOCK             10

SECTION 14.   RIGHT OF ACTION                               10

SECTION 15.   INSPECTION OF WARRANT AGREEMENT               10

SECTION 16.   MERGER OR CONSOLIDATION OR CHANGE OF NAME OF
              WARRANT AGENT                                 11

SECTION 17.   CONCERNING THE WARRANT AGENT                  11
   17.1       Disclaimer of Representations                 11
   17.2       No Responsibility for Failure of Company's
              Covenants                                     11
   17.3       Delegation                                    11
   17.4       Opinion of Counsel                            12
   17.5       Officer's Certificate                         12
   17.6       Compensation, Reimbursement and
              Indemnification                               12
   17.7       No Action Without Assurance of Reimbursement  12
   17.8       Conflicts of Interest                         13
   17.9       Solely as Agent                               13
   17.10      Reliance on Documents                         13
   17.11      No Representation Regarding Validity, Etc.    13
   17.12      Instructions from Company                     13
   17.13      Warrant Agent Not Required to Expend Funds    13

SECTION 18.   CHANGE OF WARRANT AGENT                       14

SECTION 19.   IDENTITY OF TRANSFER AGENT                    14

SECTION 20.   NOTICES                                       14

SECTION 21.   SUPPLEMENTS AND AMENDMENTS                    15

SECTION 22.   SUCCESSORS                                    15

SECTION 23.   MERGER OR CONSOLIDATION OF THE COMPANY        15

SECTION 24.   APPLICABLE LAW                                16

SECTION 25.   BENEFITS OF THIS AGREEMENT                    16

SECTION 26.   COUNTERPARTS                                  16

SECTION 27.   CAPTIONS                                      16

                       Warrant Agreement

          WARRANT AGREEMENT dated as of June 18, 1999, between
THE MACNEAL-SCHWENDLER CORPORATION, a Delaware corporation (the
"Company"), and THE MACNEAL-SCHWENDLER CORPORATION, in its capacity as Warrant Agent (the "Warrant Agent").

                           WITNESSETH:

          WHEREAS, the Company proposes to issue up to 1,400,000 Common Stock Purchase Warrants (the "Warrants") to purchase Common Stock, par value $0.01 per share (the "Common Stock"), as part of the purchase price for certain stock of the MARC Analysis Research Corporation to be acquired by the Company, each Warrant entitling the registered owner thereof to purchase one share of Common Stock (each share of Common Stock purchasable upon the exercise of a Warrant being referred to herein as a "Warrant Share"); and

          WHEREAS, the Company wishes the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to act, in connection with the issuance, transfer, exchange and exercise of the Warrants.

          NOW, THEREFORE, in consideration of the foregoing and for the purpose of defining the terms and provisions of the Warrants and the respective rights and obligations thereunder of the Company and the registered owners of the Warrants (the "Holders"), the Company and the Warrant Agent hereby agree as follows:

          SECTION 1.     Appointment of Warrant Agent.

          The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the terms and conditions hereinafter set forth, and the Warrant Agent hereby accepts such appointment.

          SECTION 2.     Form of Warrants.

          2.1 Form of Warrant Certificates. The text of the Warrant certificate and of the form of election to purchase Warrant Shares shall be substantially as set forth in Exhibit A attached hereto. The Warrant certificates shall be appropriately printed, lithographed or engraved and may have such letters, numbers, other marks of identification, or legends as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any rule or regulation of any stock exchange on which the Warrants may be listed, or to conform to usage. The price per Warrant Share and the number of Warrant Shares issuable upon exercise of each Warrant are subject to adjustment upon the occurrence of certain events, all as hereinafter provided.
The Warrant certificates shall be executed on behalf of the Company by its Chairman of the Board, its President or one of its Vice Presidents under its corporate seal reproduced thereon and attested by its Secretary or an Assistant Secretary. The signature of any of such officers on the Warrant certificates may be manual or facsimile.

          Warrant certificates bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any one of them shall have ceased to hold such offices prior to the delivery of such Warrant certificates or did not hold such office on the date of this Agreement.

          Warrant certificates shall be dated as of the date of countersignature thereof by the Warrant Agent either upon initial issuance or upon exchange, substitution or transfer.

          2.2 Countersignature of Warrant Certificates. The Warrant certificates shall be manually countersigned by the Warrant Agent (or any successor to the Warrant Agent then acting as warrant agent under this Agreement) and shall not be valid for any purpose unless so countersigned. Warrant certificates may be countersigned by the Warrant Agent (or by its successor as warrant agent hereunder) and may be delivered by the Warrant Agent notwithstanding that the persons whose manual or facsimile signatures appear thereon as proper officers of the Company shall have ceased to be such officers at the time of such countersignature, issuance or delivery. The Warrant Agent shall, upon written instructions of the Chairman of the Board, the President, any Vice President or the Secretary of the Company, countersign, issue and deliver Warrant certificates entitling the Holders thereof to purchase in the aggregate Warrant Shares (subject to adjustment pursuant to Section 11 hereof) and shall countersign and deliver Warrant certificates as otherwise provided in this Agreement.

          2.3 Registration. The Warrant certificates shall be numbered and shall be registered in a register (the "Warrant Register") as they are issued. The Company and the Warrant Agent shall be entitled to treat the registered holder of any Warrant as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such Warrant on the part of any other person, notwithstanding any notice to the Company or the Warrant Agent to the contrary.

          SECTION 3.     Transfer or Exchange of Warrants.

          3.1 Transfer. The Warrants shall be transferable only in the books of the Company maintained at the office or agency of the Warrant Agent designated for such purpose in the City of Los Angeles upon delivery thereof duly endorsed by the Holder or by his or her duly authorized attorney or legal representative, or accompanied by proper evidence of succession, assignment or authority to transfer, which endorsement shall be guaranteed by a bank or trust company located in the United
States or a broker or dealer that is a member of a national securities exchange. In all cases of transfer by an attorney, the original power of attorney, duly approved, or an official copy thereof, duly certified, shall be deposited and remain with the Warrant Agent. In case of transfer by executors, administrators, guardians or other legal representatives, duly authenticated evidence of their authority shall be produced, and required to be deposited and remain with the Warrant Agent. Upon any registration of transfer, the Warrant Agent shall countersign and deliver a new Warrant certificate to the person entitled thereto.

          3.2 Exchange of Warrant Certificates. Warrant certificates may be exchanged for another certificate or certificates entitling the Holder thereof to purchase a like aggregate number of Warrant Shares as the certificate or certificates surrendered then entitle such Holder to purchase. Any Holder desiring to exchange a Warrant certificate shall make such request in writing delivered to the Warrant Agent, and shall surrender, properly endorsed in the manner described in subsection 3.1 hereof, the Warrant certificate or certificates to be so exchanged. Thereupon, the Warrant Agent shall countersign and deliver to the person entitled thereto a new Warrant certificate or certificates, as the case may be, as so requested.

          SECTION 4.     [Section 4 intentionally left blank].

          SECTION 5.     Mutilated or Missing Warrants.

          In case any of the certificates evidencing the Warrants shall be mutilated, lost, stolen or destroyed, the Company may, in its discretion, issue and the Warrant Agent shall countersign and deliver in exchange and substitution for and upon cancellation of the mutilated Warrant certificate, or in lieu of and substitution for the Warrant certificate lost, stolen or destroyed, a new Warrant certificate of like tenor and representing an equivalent right or interest, but only, in case of any such loss, theft or destruction, upon receipt of evidence satisfactory to the Company and the Warrant Agent thereof and an indemnity also satisfactory to them. An applicant for such substitute Warrant certificate shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company or the Warrant Agent may prescribe.

          SECTION 6.     Term of Warrants; Exercise of Warrants.

          6.1 Term of Warrants. Subject to the terms of this Agreement, each Holder shall have the right until 5:00 P.M., Los Angeles time, on June 18, 2004 (the "Expiration Date"), to purchase from the Company the number of fully paid and nonassessable Warrant Shares which the Holder may at the time be entitled to purchase on exercise of such Warrants.

          6.2 Exercise of Warrants. Warrant Shares may be purchased upon surrender to the Company at the office or agency of the Warrant Agent designated for such purpose in the City of Los Angeles, of the certificate or certificates evidencing the Warrants to be exercised, together with the form of election to purchase on the reverse thereof duly filled in and signed, which signature shall, if the Warrant Shares are to be issued in the name of a person other than the Holder of the Warrant, be guaranteed by a bank or trust company located in the United States or a broker or dealer that is a member of a national securities exchange, and upon payment to the Warrant Agent for the account of the Company of the Exercise Price (as defined in and determined in accordance with the provisions of Sections 10 and 11 hereof) for the number of Warrant Shares in respect of which such Warrants are then being exercised.

          Subject to Section 8 hereof, upon such surrender of Warrants and payment of the Exercise Price as aforesaid, the Company shall issue and cause to be delivered, with all reasonable dispatch, to or upon the written order of the Holder and in such name or names as the Holder may designate, a certificate or certificates for the number of full Warrant Shares so purchased upon the exercise of such Warrants. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares as of the date of the surrender of such Warrants and payment of the Exercise Price, as aforesaid; provided, however, that if such Warrants are surrendered, and the Exercise Price is paid, on a Saturday, Sunday or other day on which banking institutions in the City of Los Angeles are authorized or obligated by law or executive order to close, or on a day when the Common Stock transfer books of the Company are closed, the certificates for the Warrant Shares in respect of which such Warrants are then exercised shall be issuable as of the next succeeding Monday, Tuesday, Wednesday, Thursday or Friday on which such banking institutions are not so authorized or obligated to close (whether before or after the Expiration Date) and which is a day on which the Common Stock transfer books of the Company are open. The rights of purchase represented by the Warrants shall be exercisable, at the election of the Holders thereof, either in full or from time to time in part and, in the event that a certificate evidencing Warrants is exercised in respect of less than all of the Warrant Shares specified therein at any time prior to the expiration of such Warrants, a new certificate evidencing the remaining Warrant or Warrants will be issued, and the Warrant Agent is hereby irrevocably authorized to countersign and to deliver the required new Warrant certificates pursuant to the provisions of this subsection and of subsection 2.2 hereof and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrant certificates duly executed on behalf of the Company for such purpose.

          6.3 Payment of Exercise Price. Payment of the aggregate Exercise Price shall be made by certified or cashier's check, by presentment of any of the notes described below, or by any combination thereof. Holders may present, as payment of the aggregate Exercise Price, any note from those series of notes issued by the Company pursuant to the Indenture dated as of June 17, 1999 among the Company and Chase Manhattan Bank & Trust Company N.A., as trustee, known as 8% Subordinated Promissory Notes due 2001 and 8% Subordinated Promissory Notes due 2009. Holders surrendering such notes in payment of the Exercise Price shall be fully credited for the unpaid principal value and accrued but unpaid interest thereon toward the subject Exercise Price, or portion thereof, as the case may be.

          SECTION 7.     Disposition of Proceeds on Exercise of
Warrants.

          The Warrant Agent will promptly provide information to the Company with respect to the Warrants exercised including the name of the holder of Warrants exercised, the number of Warrants exercised and the date of exercise, and concurrently pay to the Company all moneys (or notes referred to in Section 6.3) received by the Warrant Agent for the purchase of the Warrant Shares through the exercise of such Warrants. Any such notes shall be promptly delivered to the Company by the Warrant Agent.

          SECTION 8.     Payment of Taxes.

          The Company will pay all documentary stamp taxes, if any, attributable to the issuance of any Warrant certificates or certificates for Warrant Shares issuable upon the exercise of Warrants; provided, however, that the Company shall not be required to pay, and the Holder shall pay, any tax or taxes that may be payable in respect of any transfer involved in the issue or delivery of any Warrant certificates or certificates for Warrant Shares in a name other than that of the registered Holder of the Warrants that were surrendered and the Company shall not be required to issue or deliver such Warrant certificates or certificates for Warrant Shares unless or until the persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

          SECTION 9.     Reservation of Warrant Shares; Purchase
                         and Cancellation of Warrants.

          9.1 Reservation of Warrant Shares. There have been reserved, and the Company shall at all times keep reserved out of its authorized Common Stock, a number of shares of Common Stock sufficient to provide for the exercise of the right of purchase represented by the outstanding Warrants. The Company covenants that all Warrant Shares will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable. The transfer agent for the Company's Common Stock (the "Transfer Agent") and every subsequent transfer agent for any shares of the Company's capital stock issuable upon the exercise of any of the rights of purchase aforesaid will be irrevocably authorized and directed at all times to reserve such number of authorized shares required for such purpose. The Company will keep a copy of this Agreement on file with the Transfer Agent for the Common Stock and with every subsequent transfer agent for any shares of the Company's capital stock issuable upon the exercise of the rights of purchase represented by the Warrants. The Warrant Agent is hereby irrevocably authorized to requisition from time to time from such Transfer Agent stock certificates required to honor outstanding Warrants upon exercise thereof in accordance with the terms of this Agreement. The Company will supply such Transfer Agent with duly executed stock certificates for such purpose. Promptly after the Expiration Date, the Warrant Agent shall, upon the written request of the Company, certify to the Company the aggregate number of Warrants then outstanding and thereafter no shares shall be subject to reservation in respect of such Warrants.

          9.2 Governmental Approvals and Listings. The Company will as promptly as practicable take all action which may be necessary to obtain and keep effective any and all permits, consents and approvals of governmental agencies and authorities, and will make any and all filings under federal and state securities laws, necessary in connection with the issuance, distribution and transfer of Warrant certificates, the exercise of the Warrants, and the issuance, sale, transfer and delivery of Warrant Shares.

          9.3 Purchase of Warrants by the Company. The Company shall have the right, except as limited by law, other agreement or herein, to purchase or otherwise acquire Warrants at such times, in such manner and for such consideration as it may deem appropriate.

          9.4 Cancellation of Warrants. In the event the Company shall purchase or otherwise acquire Warrants, the related Warrant certificates shall thereupon be delivered by the Company to the Warrant Agent together with instructions that such certificates be cancelled by it and retired. The Warrant Agent shall cancel any Warrant certificate surrendered for exchange, substitution, transfer or exercise in whole or in part. Warrant certificates cancelled by the Warrant Agent pursuant to any provision of this Agreement shall be delivered to the Company or, upon the request of the Warrant Agent and with the consent of the Company, destroyed by the Warrant Agent. Upon the Company's request, the Warrant Agent shall furnish to the Company written confirmation of the destruction of the Warrant certificates so cancelled.

          SECTION 10.    Exercise Price.

          The price per share at which Warrant Shares shall be purchasable upon exercise of each Warrant (the "Exercise Price") shall be $10.00, subject to adjustment pursuant to Section 11 hereof.

          SECTION 11.    Adjustment of Exercise Price and Number
                         of Warrant Shares.

          11.1 Adjustments. The number and kind of securities purchasable upon the exercise of each Warrant and the Exercise
Price shall be subject to adjustment as follows:

          (a) Stock Dividends, Splits, etc. In case the Company shall at any time after the date of this Agreement (w) pay a dividend or make a distribution on its Common Stock which is paid or made (A) in Common Stock or other shares of the Company's capital stock or (B) in rights or warrants to purchase Common Stock or other capital stock of the Company if such rights or warrants are not exercisable or separable from the Common Stock except upon the occurrence of a contingency, (x) subdivide its outstanding Common Stock into a greater number of shares of Common Stock, (y) combine its outstanding shares into a smaller number of shares of Common Stock or (z) issue by reclassification of its Common Stock other securities of the Company, then, in any such event the number of Warrant Shares purchasable upon exercise of each Warrant immediately prior thereto shall be adjusted so that the Holder of each Warrant shall be entitled to receive upon exercise of such Warrant the kind and number of shares of the Company and rights to purchase Common Stock or other securities of the Company (or, in the event of the redemption of any such rights, any cash paid in respect of such redemption) that he, she or it would have owned or been entitled to receive after the happening of any of the events described above had such Warrant been exercised immediately prior to the happening of such event or any record date with respect thereto. An adjustment made pursuant to this paragraph (a) shall become effective immediately after the opening of business on the next business day following the record date in the case of dividends or other distributions and shall become effective immediately after the opening of business on the next business day following the effective date in the case of a subdivision or combination.

          (b) Distributions of Assets. In case the Company shall at any time after the date of this Agreement distribute to all holders of its Common Stock evidences of indebtedness of the Company or assets of the Company (including cash dividends or distributions out of retained earnings other than cash dividends or distributions made on a quarterly or other periodic basis) or warrants to subscribe for securities of the Company (excluding those referred to in paragraph (a) above), then in each case the Exercise Price shall be adjusted to a price determined by multiplying the Exercise Price in effect immediately prior to such distribution by a fraction, of which the numerator shall be the then current Market Price (as defined in paragraph (c) below) per share of Common Stock on the record date for determination of shareholders entitled to receive such distribution, less the then fair value (as determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive and notice of which shall be provided to Warrant Agent) of the portion of the assets or evidences of indebtedness so distributed or of such subscription rights or warrants which are applicable to one share of Common Stock, and of which the denominator shall be such Market Price per share of Common Stock; provided, however, that if the then current Market Price per share of Common Stock on the record date for determination of shareholders entitled to receive such distribution is less than the then fair value of the portion of the assets or evidences of indebtedness so distributed or of such subscription rights or warrants which are applicable to one share of Common Stock, the foregoing adjustment of the Exercise Price shall not be made and in lieu thereof the Holder of each Warrant shall be entitled to receive upon exercise of such Warrant in addition to the Common Stock the kind and number of assets, evidences of indebtedness, subscription rights and warrants (or, in the event of the redemption of any such evidences of indebtedness, subscription rights and warrants, any cash paid in respect of such redemption) that he or she would have owned or have been entitled to receive after the happening of such distribution had such Warrant been exercised immediately prior to the record date for such distribution. Such adjustment shall be made successively whenever such a record date is fixed, and in the event that such distribution is not so made, the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such record date had not been fixed.

          (c) Computation of Market Price. For the purpose of any computation under this Agreement, the current Market Price per share of Common Stock at any date shall be deemed to be the average of the daily closing price per share for the 15 consecutive Trading Days (as defined below) commencing 30 Trading Days before the date in question. "Market Price" is defined as the closing price for the Common Stock on the New York Stock Exchange. If Market Price cannot be established as described above, Market
     Price shall be the fair market value of the Common
     Stock as determined in good faith by the Board of Directors. "Trading Day" shall mean a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business.

          (d) Minimum Adjustment. No adjustment in the number of Warrant Shares purchasable hereunder or the Exercise
     Price shall be required unless such adjustment would require an increase or decrease of at least 1.0% in the number of Warrant Shares purchasable upon the exercise of each Warrant, or the Exercise Price, as the case may be; provided, however, that any adjustments which by reason of this paragraph (d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 11 shall be made to the nearest cent or the nearest ten-thousandth of a share, as the case may be.

          (e) Warrant Share Adjustment. Upon each adjustment of the Exercise Price as a result of the calculations made in paragraph (a) or (b) above, each Warrant outstanding immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted Exercise Price, that number of shares (calculated to the nearest ten-thousandth) obtained by (A) multiplying (x) the number of shares covered by a Warrant immediately prior to such adjustment of the Exercise Price by (y) the Exercise Price in effect immediately prior to such adjustment of the Exercise Price and (ii) dividing the product so obtained by the Exercise Price in effect immediately after such adjustment of the Exercise Price.

          (f) Notice of Adjustment. Whenever the number of Warrant Shares purchasable upon the exercise of Warrants or the Exercise Price of such Warrant Shares is adjusted, as herein provided, the Company shall cause the Warrant Agent promptly to mail by first class mail, postage prepaid, to each Holder of a Warrant or Warrants notice of such adjustment or adjustments and shall deliver to the Warrant Agent a certificate of a firm of independent public accountants selected by the Board of Directors of the Company (who may be the regular accountants employed by the Company) setting forth (A) the number of Warrant Shares purchasable upon the exercise of each Warrant and the Exercise Price of such Warrant Shares after such adjustment,
     (B) a brief statement of the facts requiring such adjustment and (C) the computation by which such adjustment was made. Such certificate shall be conclusive evidence of the correctness of such adjustment. The Warrant Agent shall be entitled to rely on such certificate and shall be under no duty or responsibility with respect to any such certificate, except to exhibit the same, from time to time, to any Holder desiring an inspection thereof during reasonable business hours. The Warrant Agent shall not at any time be under any duty or responsibility to any Holders to determine whether any facts exist that may require any adjustment of the Exercise Price or the number of Warrant Shares or other stock or property purchasable upon exercise thereof or with respect to the nature or extent of any such adjustment when made, or with respect to the method employed in making such adjustment.

          (g) Definition of Common Stock. For the purpose of this subsection 11.1, the term "Common Stock" shall mean (A) the class of stock designated as the Common Stock of the Company at the date of this Agreement or (B) any other class of stock resulting from successive changes or reclassifications of such shares consisting solely of changes in par value, or from par value to no par value or from no par value to par value. In the event that at any time, as a result of an adjustment made pursuant to paragraph (a) above, the Holders of a Warrant or Warrants shall become entitled to purchase any securities of the Company other than Common Stock, thereafter the number of such other securities so purchasable upon exercise of each Warrant and the Exercise Price of such securities shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in this subsection 11.1 and the provisions of Section 6 and subsections 11.2 and 11.3, inclusive, with respect to the Warrant Shares, shall apply on like terms to any such other securities.

         (h) Company May Reduce Exercise Price or Increase Number of Warrant Shares Purchasable. The Company may, at its option, at any time during the term of the Warrants, reduce the then current Exercise Price, or increase the number of Common Shares purchasable upon exercise of each Warrant, to any amount deemed appropriate by the Board of Directors of the Company.

          (i) Subsequently Issued Warrants. All Warrants originally issued by the Company subsequent to any adjustment made to the Exercise Price hereunder shall evidence the right to purchase, at the adjusted Exercise
     Price, the number of shares of Common Stock purchasable from time to time hereunder upon exercise of the Warrants, all subject to further adjustment as provided herein.

          (j) Number of Warrant Shares on Warrant Certificates. Irrespective of any adjustment or change in the Exercise Price or the number of shares of Common Stock issuable upon the exercise of the Warrants, the Warrant certificates theretofore and thereafter issued may continue to express the Exercise Price per share and the number of shares which were expressed upon the initial Warrant certificates issued hereunder.

          11.2 No Adjustment for Dividends. Except as provided in subsection 11.1, no adjustment in respect of any dividends made on a quarterly or other periodic basis out of retained earnings shall be made during the term of a Warrant or upon the exercise of a Warrant.

          11.3 Preservation of Purchase Rights and Adjustment of Exercise Price upon Merger, Consolidation, etc. In case the Company shall consolidate or merge with or into any other corporation (other than a consolidation or merger in which the Company is the surviving corporation and each share of Common Stock outstanding immediately prior to such consolidation or merger is to remain outstanding immediately after such consolidation or merger and no cash, securities or other property is distributed with respect to such shares) or shall sell or transfer all or substantially all of its assets to any person or entity, the Company or such successor or purchasing person or entity, as the case may be (collectively, the "acquiring person"), shall execute with the Warrant Agent an agreement (so long as such agreement does not affect the Warrant Agent's duties, rights and responsibilities set forth in this Agreement) that each Holder of a Warrant shall have the right thereafter upon payment of the Exercise Price in effect immediately prior to such action to purchase upon exercise of each Warrant the kind and amount of shares and other securities, cash and other property that he or she or it would have owned or have been entitled to receive after the happening of such consolidation, merger or sale had such Warrant been exercised immediately prior to such action (assuming that such Holder, as a holder of Common Stock prior to such action, would not have exercised any rights of election as a holder of Common Stock as to the kind or amount of securities, cash or other property receivable upon such consolidation, merger or sale; provided, that if the kind or amount of securities, cash or other property receivable upon such consolidation, merger or sale is not the same for each non-electing share of Common Stock, then the kind and amount of securities, cash or other property receivable shall be deemed to be the kind and amount so receivable by a plurality of the non-electing shares). The Company shall mail by first-class mail, postage prepaid, to each Holder, notice of the execution of any agreement with an acquiring person as provided in the first sentence of this subsection 11.3 with a copy thereof to the Warrant Agent. In addition to any adjustments required by this subsection 11.3, such agreement shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 11. The Company shall not effect any such consolidation, merger or sale unless prior to or simultaneously with the consummation thereof the acquiring person (if other than the Company) resulting from such consolidation or merger or the acquiring person purchasing such assets or other appropriate corporation or entity shall assume, by written instrument executed and delivered to the Warrant Agent, the obligation to deliver to each Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to receive and the other obligations of the Company under this Agreement. The provisions of this subsection 11.3 shall similarly apply to successive consolidations, mergers, sales or conveyances. The Warrant Agent shall be under no duty or responsibility to determine the correctness of any provisions contained in any such agreement relating either to the kind or amount of shares of stock or other securities, cash or property receivable upon exercise of Warrants or with respect to the method employed and provided therein for any adjustments.

          SECTION 12.    No Rights as Stockholders.

Nothing contained in this Agreement or in any of the Warrants shall be construed as conferring upon the Holders or their transferees the right to vote or to receive dividends or to consent or to receive notice as shareholders in respect of any meeting of shareholders for the election of directors of the Company or any other matter, or any rights whatsoever as shareholders of the Company.

          SECTION 13.    Fractional Shares of Common Stock.

          The Company will not issue fractions of Warrants or distribute Warrant certificates which evidence fractional Warrants. In lieu of such fractional Warrants, there shall be paid to the Holders to whom Warrant certificates representing such fractional Warrants would otherwise be issuable an amount in cash equal to the product of such fraction of a Warrant multiplied by the current Market Price per share of Common Stock issuable with respect to such fraction of a Warrant.

          SECTION 14.    Right of Action.

          All rights of action in respect of this Agreement are vested in the respective Holders of the Warrant certificates, and any Holder of any Warrant certificate, without the consent of the Warrant Agent or of the Holder of any other Warrant certificate, may, on such Holder's own behalf and for such Holder's own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce, or otherwise act in respect of, such Holder's right to exercise the Warrants evidenced by such Warrant certificate in the manner provided in such Warrant certificate and in this Agreement.

          SECTION 15.    Inspection of Warrant Agreement.

          The Warrant Agent shall keep copies of this Agreement and any notices given or received by it hereunder available for inspection by the Holders during normal business hours at its office in the City of Los Angeles for that purpose. The Company shall supply the Warrant Agent from time to time with such numbers of copies of this Agreement as the Warrant Agent may request.

          SECTION 16.    Merger or Consolidation or Change of Name of
                         Warrant Agent.

          Any corporation or entity into which the Warrant Agent may be merged or with which it may be consolidated, or any corporation or entity resulting from any merger or consolidation to which the Warrant Agent shall be a party, or any corporation or entity succeeding to the shareholder services business of the Warrant Agent, shall be the successor to the Warrant Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation or entity would be eligible for appointment as successor Warrant Agent under the provisions of Section 18 hereof. In case at the time such successor to the Warrant Agent shall succeed to the agency created by this Agreement any of the Warrants shall have been countersigned but not delivered, any such successor to the Warrant Agent may adopt the countersignature of the original Warrant Agent and deliver such Warrants so countersigned; and in case at that time any of the Warrants shall not have been countersigned, any successor to the Warrant Agent may countersign such Warrants either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent, and in all such cases such Warrants shall have the full force provided in the Warrants and in this Agreement.

          In case at any time the name of the Warrant Agent shall be changed and at such time any of the Warrants shall have been countersigned but not delivered, the Warrant Agent may adopt the countersignatures under its prior name and deliver Warrants so countersigned; and in case at that time any of the Warrants shall not have been countersigned, the Warrant Agent may countersign such Warrants either in its prior name or in its changed name; and in all such cases such Warrants shall have the full force provided in the Warrants and in this Agreement.

          SECTION 17.    Concerning the Warrant Agent.

          The Warrant Agent undertakes the duties and obligations expressly imposed by this Agreement upon the following terms and conditions, by all of which the Company and the Holders of Warrants, by their acceptance thereof, shall be bound:

         17.1 Disclaimer of Representations. The statements contained herein and in the Warrants shall be taken as statements of the Company, and the Warrant Agent assumes no responsibility for the correctness of any of the same except such as describe the Warrant Agent or action taken by it. The Warrant Agent assumes no responsibility with respect to the distribution of the Warrants except as herein otherwise provided.

          17.2 No Responsibility for Failure of Company's Covenants. The Warrant Agent shall not be responsible for any failure of the Company to comply with any of the covenants or provisions contained in this Agreement or in the Warrants.

          17.3 Delegation. The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Warrant Agent shall not be answerable or accountable for any act, neglect or misconduct of any such attorneys or agents or for any loss to the Company resulting from such neglect or misconduct provided reasonable care shall have been exercised in the selection and continued retention thereof.

          17.4 Opinion of Counsel. The Warrant Agent may consult at any time with legal counsel satisfactory to it, and the Warrant Agent shall incur no liability or responsibility to the Company or to any Holder in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel.

          17.5 Officer's Certificate. Whenever in the performance of its duties under this Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chairman of the Board, the President, any Vice President, the Chief Financial Officer or the Secretary of the Company and delivered to the Warrant Agent; and such certificate shall be full authorization to the Warrant Agent and the Warrant Agent shall incur no liability for or in respect of any action taken, suffered or omitted in good faith by it under the provisions of this Agreement in reliance upon such certificate.

          17.6 Compensation, Reimbursement and Indemnification. The Company agrees to pay the Warrant Agent reasonable compensation for all services rendered by the Warrant Agent in the performance of its duties under this Agreement, to reimburse the Warrant Agent for all expenses, taxes and governmental charges and other charges of any kind and nature reasonably incurred by the Warrant Agent in the performance of its duties under this Agreement including its reasonable expenses and counsel fees.
The Company also agrees to indemnify the Warrant Agent and save it harmless against any and all losses, liabilities, including judgments, costs and reasonable counsel fees, for any action taken, suffered or omitted by the Warrant Agent in the performance of its duties under this Agreement except as a result of the Warrant Agent's gross negligence or willful misconduct.
The indemnity provided herein shall survive the termination of this Agreement and the termination and expiration of the Warrants. The costs and expenses incurred in enforcing this right of indemnification shall be paid by the Company. Anything to the contrary notwithstanding, in no event shall the Warrant Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including lost profits), even if the Warrant Agent has been advised of the likelihood of such loss or damage. Any liability of the Warrant Agent under this Agreement, except in the event of the Warrant Agent's gross negligence or willful misconduct, will be limited to the amount of fees paid by the Company to the Warrant Agent.

          17.7 No Action Without Assurance of Reimbursement.
The Warrant Agent may, but shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more Holders shall furnish the Warrant Agent with reasonable security and indemnity for any costs and expenses which may be incurred. All rights or action under this Agreement or under any of the Warrants may be enforced by the Warrant Agent without the possession of any of the Warrants or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as Warrant Agent, and any recovery of judgment shall be for the ratable benefit of the Holders, as their respective rights or interests may appear.

          17.8 Conflicts of Interest. The Warrant Agent and any stockholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

          17.9 Solely as Agent. The Warrant Agent shall act hereunder solely as agent, and its duties shall be determined solely by the provisions hereof. The Warrant Agent shall not be liable for anything that it may do or refrain from doing in connection with this Agreement except for its own gross negligence or willful misconduct.

          17.10 Reliance on Documents. The Warrant Agent will not incur any liability or responsibility to the Company or to any Holder of any Warrant for any action taken in reliance on any notice, resolution, waiver, consent, order, certificate, or other paper, document or instrument reasonably believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

          17.11 No Representation Regarding Validity, Etc. The Warrant Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Warrant Agent) or in respect of the validity or execution of any Warrant (except its countersignature thereof); nor shall the Warrant Agent by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Warrant Shares (or other stock) to be issued pursuant to this Agreement or any Warrant, or as to whether any Warrant Shares (or other stock) will when issued be validly issued, fully paid and nonassessable, or as to the Exercise Price or the number or amount of Warrant Shares or other securities or other property issuable upon exercise of any Warrant.

          17.12 Instructions from Company. The Warrant Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chairman of the Board, the President, any Vice President, the Chief Financial Officer or the Secretary of the Company, and to apply to such officers for advice or instructions in connection with its duties, and shall not be liable for any action taken, suffered or omitted to be taken by it in good faith in accordance with instructions of any such Officers.

          17.13 Warrant Agent Not Required to Expend Funds. No provision of this Agreement shall require the Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties hereunder or in the exercise of its rights if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

          SECTION 18.    Change of Warrant Agent.

          The Warrant Agent may resign and be discharged from its duties under this Agreement by giving to the Company 60 days' notice in writing. The Warrant Agent may be removed by like notice to the Warrant Agent from the Company. If the Warrant Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Warrant Agent. If the Company shall fail to make such appointment within a period of 50 days after such notice of removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Warrant Agent or by any Holder (who shall with such notice submit his Warrant for inspection by the Company), then the resigning, discharged or removed Warrant Agent or any Holder may apply to any court of competent jurisdiction for the appointment of a successor to the Warrant Agent. Any successor warrant agent, whether appointed by the Company or such court, shall be (a) an entity, in good standing, organized and doing business under the laws of the United States of America or any state thereof and having at the time of its appointment as warrant agent a combined capital and surplus of at least $50,000,000, as set forth in its most recent published annual report of condition or (b) an affiliate of an entity described in clause (a) above. After appointment, the successor warrant agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent hereunder without further act or deed; but the former Warrant Agent shall deliver and transfer to the successor warrant agent any property at the time held by it hereunder, and shall execute and deliver any further assurance, conveyance, act or deed reasonably requested and necessary for such purpose. In the event of such resignation or removal, the successor warrant agent shall mail, by first-class mail, postage prepaid, to each Holder, written notice of such removal or resignation and the name and address of such successor warrant agent. Failure to file any notice provided for in this
Section 18, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Warrant Agent or the appointment of the successor warrant agent, as the case may be.

          SECTION 19.    Identity of Transfer Agent.

          Forthwith upon the appointment of any subsequent Transfer Agent for the Company's shares of Common Stock, or any other shares of the Company's capital stock issuable upon the exercise of the rights of purchase represented by the Warrants, the Company will file with the Warrant Agent a statement setting forth the name and address of such Transfer Agent.

          SECTION 20.    Notices.

          Any notice pursuant to this Agreement by the Company or by the Holder of any Warrant to the Warrant Agent, or by the Warrant Agent or by the Holder of any Warrant to the Company, shall be in writing and shall be deemed to have been duly given if delivered or mailed by certified mail, return receipt requested, (a) if to the Company, to The MacNeal-Schwendler Corporation, 815 Colorado Boulevard, Los Angeles, California 90041, Attention: Louis A. Greco and, (b) if to the Warrant Agent, for so long as The MacNeal-Schwendler Corporation is acting as Warrant Agent, to the address provided above for the Company. Each party hereto may from time to time change the address to which notices to it are to be delivered or mailed hereunder by notice in writing to the other party.

          Any notice mailed pursuant to this Agreement by the Company or the Warrant Agent to the Holders of Warrants shall be in writing and shall be deemed to have been duly given if mailed by first-class mail, postage prepaid, to such Holders at their respective addresses on the Warrant Register of the Warrant Agent.

          SECTION 21.    Supplements and Amendments.

          The Company and the Warrant Agent may from time to time supplement or amend this Agreement, without the approval of any Holder in order to cure any ambiguity or to correct or supplement any provision contained herein that may be defective or inconsistent with any other provisions herein, or to make any other provisions with regard to matters or questions arising hereunder that the Company and the Warrant Agent may deem necessary or desirable and that shall not adversely affect the interests of the Holders of Warrants.

          In addition to the foregoing, with the consent of Holders of Warrants entitled, upon exercise thereof, to receive not less than a majority of the Warrant Shares issuable thereunder, the Company and the Warrant Agent may modify this Agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or modifying in any manner the rights of the Holders of the Warrants; provided, however, that (a) no modification of the terms (including, but not limited to the adjustments described in Section 11) upon which the Warrants are exercisable or reducing the percentage required for consent to modification of this Agreement, no acceleration of the Expiration Date and no increase in the Exercise Price may, in each case, be made without the consent of the Holder of each outstanding Warrant affected thereby, and (b) notwithstanding anything to the contrary contained herein, the Warrant Agent may, but shall not be required to, enter into a supplement or amendment that affects the Warrant Agent's duties, obligations or immunities under this Agreement.

          SECTION 22.    Successors.

          All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

          SECTION 23.    Merger or Consolidation of the Company.

          The Company will not merge or consolidate with or into any other corporation unless the corporation resulting from such merger or consolidation (if not the Company) shall expressly assume, by supplemental agreement satisfactory in form to the Warrant Agent in the exercise of its reasonable judgment and executed and delivered to the Warrant Agent, the due and punctual performance and observance of each and every covenant and condition of this Agreement to be performed and observed by the Company.

          SECTION 24.    Applicable Law.

          This Agreement and each Warrant issued hereunder shall be deemed to be a contract made under the internal laws of the State of California (without preference to conflicts of law principles) and for all purposes shall be construed in accordance with the laws of said State; except that all provisions regarding the rights, duties and obligations of the Warrant Agent shall be governed and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

          SECTION 25.    Benefits of this Agreement.

          Nothing in this Agreement shall be construed to give to any person or corporation other than the Company, the Warrant Agent and the Holders of the Warrants any legal or equitable right, remedy or claim under this Agreement; and this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent, and their respective successors and assigns hereunder, and the holders from time to time of the Warrants.

          SECTION 26.    Counterparts.

          This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

          SECTION 27.    Captions.

          The captions of the Sections and subsections of this Agreement have been inserted for convenience only and shall have no substantive effect.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                              THE MACNEAL-SCHWENDLER CORPORATION



                              By /s/ Frank Perna, Jr.
                                 --------------------------------
                                   Title: Chief Executive Officer

Attest:


/s/ Louis A. Greco
---------------------------
Title: Chief Financial Officer
       and Secretary


                              THE MACNEAL-SCHWENDLER CORPORATION,
as
                              Warrant Agent



                              By /s/ Frank Perna, Jr.
                                 --------------------------------
                                   Title: Chief Executive Officer


Attest:


/s/ Louis A. Greco
------------------------------
Title: Chief Financial Officer
       And Secretary